Exhibit 10.2

AMENDMENT NUMBER 4 TO TERM LOAN AGREEMENT

among

HALL OF FAME RESORT & ENTERTAINMENT COMPANY AND THE OTHER PERSONS SIGNATORY HERETO AS BORROWERS

as Borrowers

and

THE LENDERS PARTY HERETO,

as Lenders

and

AQUARIAN CREDIT FUNDING LLC,

as Administrative Agent

dated as of August 30, 2021

AMENDMENT NUMBER 4 TO TERM LOAN AGREEMENT

This AMENDMENT NUMBER 4 TO TERM LOAN AGREEMENT (this “Amendment”) dated as of August 30, 2021 is made by and among HALL OF FAME RESORT & ENTERTAINMENT COMPANY, a Delaware corporation, HOF VILLAGE NEWCO, LLC; HOF VILLAGE PARKING, LLC; HOF VILLAGE YOUTH FIELDS, LLC; HOF VILLAGE STADIUM, LLC; HOF VILLAGE LAND, LLC; HOF VILLAGE HOTEL I, LLC; HOF VILLAGE SPORTS BUSINESS, LLC; HOF VILLAGE PARKING MANAGEMENT I, LLC; HOF VILLAGE RESIDENCES I, LLC; HOF VILLAGE CENTER FOR EXCELLENCE, LLC, HOF VILLAGE CENTER FOR PERFORMANCE, LLC; HOF VILLAGE WATERPARK, LLC; HOF VILLAGE HOTEL WP, LLC; HOF EXPERIENCE, LLC; HOF VILLAGE MEDIA GROUP, LLC, HOF VILLAGE RETAIL I, LLC and HOF VILLAGE RETAIL II, LLC, each a Delaware limited liability company (collectively, the “Borrowers”), in favor of AQUARIAN CREDIT FUNDING LLC, a Delaware limited liability company (together with its successors and assigns, the “Administrative Agent”) and INVESTORS HERITAGE LIFE INSURANCE COMPANY, (collectively, together with its successors and assigns, the “Lenders”).

PRELIMINARY STATEMENTS:

(1) The Borrowers, the Lenders, the Administrative Agent, and the other parties named therein are parties to the Term Loan Agreement, dated as of December 1, 2020, as amended by the Amendment Number 1 to Term Loan Agreement dated January 28, 2021, Amendment Number 2 to Term Loan Agreement dated February 15, 2021, and Amendment Number 3 to the Term Loan Agreement, dated August 30, 2021 (pursuant to which Lincoln Benefit Life Company was repaid and removed as a “Lender” hereunder, the “Third Amendment”), as further amended, restated, supplemented, waived or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement, as amended hereby;

(2) After giving effect to the prepayment of Lincoln Lender, the outstanding principal balance of the Loan, as of the date hereof, is $20,000,000.00;

(3) Lenders and Administrative Agent, have agreed to extend the Stated Maturity Date, on the terms and conditions set forth in this Amendment;

(4) In furtherance of adding value to the HOFV Project, the Borrowers seek to enter into certain agreements with the Stark County Port Authority as related to the Final Phase of the Youth Fields construction and the construction of the Constellation Center for Excellence, both of which are continuations of the ongoing efforts to realize sales tax savings for the project using the customary leaseback structure currently in place for Youth Fields and other components of the HOFV Project;

(5) On August 18, 2021, the Borrowers deposited Twenty-Five Million and No/100 Dollars ($25,000,000) into the Proceeds Account;

(6) The Parties seek to acknowledge that Construction Loan Notice was properly delivered as required by the First Look Letter and the Parties have been negotiating a term sheet in good faith since February 1, 2021 and that the Exclusivity Period has expired; and

(7) The Administrative Agent, the Borrowers, and the Lenders desire to amend the Loan Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

SECTION 1. Amendment. The Loan Agreement is amended as follows:

(a) Section 1.01 of the Loan Agreement is hereby amended by adding the following new defined terms in their proper alphabetical sequence:

“CFE Bonds” shall mean the bonds in the aggregate amount of $39,000,000 issued from time to time to HOFV Newco as Holder pursuant to the CFE Bond Purchase Agreement.

“CFE Bond Purchase Agreement” shall mean that certain Bond Purchase Agreement (dated as of August __, 2021 is made by and among the Stark County Port Authority, HOFV Newco, as the “Holder” and The Huntington National Bank (“HNB”) as disbursing agent.

“CFE Borrower” shall mean HOF Village Center for Excellence, LLC, a Delaware limited liability company.

“CFE Ground Lease” shall have the meaning given in the definition of “Ground Leases”.

“CFE Leaseback” shall mean that certain CFE Project Lease, dated August [ ], 2021 between the Stark County Port Authority, as ground lessee under the CFE Ground Lease, and CFE Borrower, a Borrower, as lessee under the CFE Leaseback, as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time solely with the prior written consent of Administrative Agent, in its sole and absolute discretion.

“Final Phase Funding Agreement” has the meaning set forth in Section 7 of this Amendment.

“Heritage Lender” shall mean Investors Heritage Life Insurance Company, its successors and assigns, which, as of August 30, 2021, after giving effect to the transactions set forth in the Third Amendment, is the sole “Lender” under the Loan Agreement.

“Lincoln Lender” shall mean Lincoln Benefit Life Company which was repaid and removed as a “Lender” hereunder immediately prior to the execution of this Amendment.

“Stated Maturity Date” shall have the meaning set forth in the definition of “Maturity Date”.

“Transaction Documents” has the meaning set forth in Section 8 of this Amendment.

(b) Section 1.01 of the Loan Agreement is hereby amended by deleting the following terms in their entirety and replacing them with the following:

“Ground Leases” shall mean, collectively, (a) that certain Ground Lease, dated February 26, 2016 (as amended, modified or supplemented from time-to-time prior to the date hereof (including as modified by the Letter of Representations) and as may be amended, modified or supplemented from time to time after the Closing Date with the prior written consent of the Administrative Agent) between the Canton City School District, acting by and through its Board of Education, as “Lessor” thereunder, and the Stark County Port Authority, as “Lessee” thereunder with respect to the land, building and real property covered by the Stadium Project Lease; (b) that certain Ground Lease, dated February 26, 2016 (as amended, modified or supplemented from time-to-time prior to the date hereof (including as modified by the Letter of Representations) and as may be amended, modified or supplemented from time to time after the Closing Date with the prior written consent of the Administrative Agent) between the Canton City School District, acting by and through its Board of Education, as “Lessor” thereunder, and the Stark County Port Authority, as “Lessee” thereunder with respect to the land, building and real property covered by the Parking Project Lease (the “Parking Ground Lease”); (c) that certain Ground Lease, dated February 26, 2016 (as amended, modified or supplemented from time-to-time prior to the date hereof (including as modified by the Letter of Representations) and as may be amended, modified or supplemented from time to time after the Closing Date with the prior written consent of the Administrative Agent) between the Canton City School District, acting by and through its Board of Education, as “Lessor” thereunder, and the Stark County Port Authority, as “Lessee” thereunder with respect to the land, building and real property covered by the Youth Fields Project Lease, each as may be affected by (d) that certain Omnibus Amendment Agreement recorded as Instrument No. 201901100001002, (e) that certain Rent Adjustment and Lease Amendment Agreement recorded as Instrument No. 2019080700029147, (f) the Contribution Agreement, (g) that certain Modification of Leases by Termination of Rent Adjustment Agreement and Rescission of Amendments entered into on or about the date hereof by Canton City School District, acting by and through its Board of Education, Stark County Port Authority, and HOF Village Stadium, LLC, and joined by HOFV Newco) and by Holdings SPE, LLC, (h) that certain Second Rent Adjustment and Lease Amendment Agreement entered into as of the date hereof by and among the Canton City School District, acting by and through its Board of Education, Stark County Port Authority, HOF Village Stadium, LLC, HOF Village Parking, LLC and HOF Village Youth Fields, LLC, (i) that certain Ground Lease, dated August [ ], 2021 (as amended, modified or supplemented from time-to-time prior to the date hereof and as may be amended, modified or supplemented from time to time after the Closing Date with the prior written consent of the Administrative Agent) between the HOFV Newco, as “Lessor” and the Stark County Port Authority, as “Lessee” thereunder with respect to the land, building and real property covered by the CFE Project Lease (“CFE Ground Lease”) and (j) as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time solely with the prior written consent of Administrative Agent, in its sole and absolute discretion.

“Material Contract” shall mean (a)(i) each Ground Lease, (ii) the Project Lease, (iii) the CFE Leaseback, (iv) the REA, (v) the Operations and Use Agreement (vi) the Bond Purchase Agreement, (vii) the Bonds and (viii) each other license, contract and agreement executed in connection with each of the foregoing items (a)(i)-(viii) to which any Borrower is a party or has any monetary or non-monetary obligations in connection therewith, (b) the Letter of Representations, (c) any contract or arrangement to which a Borrower is party pursuant to which such Borrower is reasonably expected to incur obligations or liabilities with a Dollar value of $250,000 or more during the term of such contract or arrangement or (d) any other contract or other arrangement to which any Borrower is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall mean the earlier of (i) March 1, 2022 (the “Stated Maturity Date”) or (ii) the date that the Loan shall become due and payable hereunder, whether by acceleration or otherwise.

“Yield Maintenance Premium” shall mean an amount equal to $2,522,222.22 which is equal to the amount of all future installments of interest (at the Interest Rate) which would have been due hereunder from the Closing Date through and including the Stated Maturity Date, less the total amount of interest payments already received by the Heritage Lender hereunder (and does include any interest payments previously paid to Lincoln Lender) as of the date of determination. For the avoidance of doubt, if the Yield Maintenance Premium is paid in partial installments, in no event shall the total Yield Maintenance Premium paid exceed $2,522,222.22.

(c) Section 5.08(b) of the Loan Agreement is modified by adding “the CFE Leaseback,” in the parenthetical between “Project Leases” and “the REA.”

(d) Section 5.08(d) of the Loan Agreement is modified by adding “the CFE Leaseback,” between “Project Leases” and “the Ground Leases” in the first sentence thereof and after “Ground Lease” in the second sentence thereof.

(e) Section 6.03(b) of the Loan Agreement is hereby amended by adding the phrase “Except for the CFE Ground Lease,” before the first sentence.

(f) Section 6.04 of the Loan Agreement is deleted its entirety and the following substituted therefor:

“Negative Pledges. Notwithstanding anything to the contrary contained in the Loan Agreement, the Borrowers shall not create a Lien, pledge, encumber, sell, convey, lease, sublease, license dispose of, redeem, or mortgage any direct or indirect interest in the Bonds, the Bond Purchase Agreement or CFE Leaseback without the consent of Administrative Agent, which may be granted or denied in its sole and absolute discretion; provided that the Administrative Agent consents to subleases under the CFE Leaseback for building tenants entered into in the ordinary course of business provided such subleases specifically state that they are subject and subordinate to the Mortgages. Except for Permitted Liens, and except with respect to any Excluded Asset Sale, the Borrowers shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets to secure the Obligations, whether now owned or hereafter acquired, without the consent of Administrative Agent.”

(g) Section 6.13(b) of the Loan Agreement is hereby amended by adding after all references to “Project Lease” therein “, CFE Ground Lease.”

(h) Section 7.01 of the Loan Agreement is hereby amended by adding the following clause (u) thereto (after Section 7.01(t)) “or, (u) any default or Default (as defined in the applicable agreement) or breach under or failure to perform under any CFE Ground Lease, CFE Leaseback or the Bond Purchase Agreement by any person that is a party thereto, which is not cured at least five (5) Business Days after to the end of any applicable grace, and/or cure period;”

SECTION 2. Construction Financing. The Administrative Agent acknowledges the Construction Loan Notice was properly delivered as required by the First Look Letter and the Exclusivity Period in the First Look Letter has expired. Further, 5.11(f) of the Loan Agreement is deleted in its entirety and replaced with “Intentionally Deleted”.

SECTION 3. Extension of the Stated Maturity Date. As of the date hereof, the Stated Maturity Date shall be March 1, 2022.

SECTION 4. Fees; Expenses.

(a)   In consideration of agreements contemplated hereby and as a condition to the effectiveness of this Amendment (including, without limitation, the extension of the Stated Maturity Date as provided in this Amendment), on the date hereof, Borrowers shall pay to the Heritage Lender (via Administrative Agent) a loan modification fee (“Loan Modification and Extension Fee”) in the amount of $250,000.

(b) In consideration of Administrative Agent’s coordination of the prepayment of Lincoln Lender and other structuring matters (including, without limitation, the extension of the Stated Maturity Date as provided in this Amendment) and as a condition to the effectiveness of this Amendment, on the date hereof, the Borrowers shall pay to Administrative Agent, for Administrative Agent’s account, a structuring fee (“Structuring Fee” and together with the Loan Modification and Extension Fee, collectively, the “Transaction Fees”) in the amount of $250,000.

(c) Borrowers authorize Administrative Agent to withdraw the amounts necessary from the Interest Reserve Account to pay the Transaction Fees in full, prior to any withdrawals authorized in Section 5 of this Amendment. The Transaction Fees are fully earned and are non-refundable.

(d) Concurrently with the execution of this Amendment, Borrowers shall have separately paid the legal fees and expenses of Administrative Agent’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP as set forth in an invoice provided directly to the Borrowers.

SECTION 5. Withdrawal from and Refunding of the Proceeds Account and Interest Reserve Account.

(a) In connection with the prepayment of Lincoln Lender pursuant to a Payoff Letter, dated August 30, 2021 (the “Lincoln Lender Payoff Letter”), Lender and Borrowers confirm that they have authorized Administrative Agent to withdraw 100% of principal amount of the Lincoln Note Payoff Amount (as defined in the Lincoln Lender Payoff Letter) from the Proceeds Account and 100% of the August accrued and unpaid interest amount of the Lincoln Note Payoff Account (after deduction of the July overpayment) from the Interest Reserve Account and wire such amount to the account designated by Lincoln Lender in the Lincoln Lender Payoff Letter.

(b) Concurrently with the execution of this Amendment, Borrower shall deposit an additional amount of $498,116.71 in the Interest Reserve Account pursuant to the wire instructions attached hereto in Exhibit E.

(c) Upon the payment of the Lincoln Lender Payoff Amount and the Transaction Fees, (i) the outstanding principal balance of the Loan shall be Twenty Million and No/100 Dollars ($20,000,000), (ii) the balance in the Proceeds Account shall be $12,932,607.16, and (iii) the balance of the Interest Reserve Account shall be $1,005,556.56.

SECTION 6. Consent to Ground Lease Transaction. The Administrative Agent and each of the Lenders consent to (i) HOFV Newco, as lessor, entering into the CFE Ground Lease in the form of Exhibit A annexed hereto and the Bond Purchase Agreement in the form of Exhibit B and purchasing the Bonds as “Holder” in accordance with the Bond Purchase Agreement and (ii) CFE Borrower, as lessee, entering into the CFE Leaseback, in the form of Exhibit C annexed hereto. Each of the CFE Ground Lease and the CFE Leaseback is subject and subordinate in respects to the Mortgages. Borrowers agree that in no event shall either the CFE Ground Lease nor CFE Leaseback nor any memoranda thereof or precautionary UCC financing statements in connection therewith be recorded in any filing office or public or real estate records without Administrative Agent’s consent, which consent may be granted or denied in its sole and absolute discretion. The recordation of any such memoranda or filing of any such financing statements, without Administrative Agent’s consent, shall be an Event of Default under the Loan Agreement.

SECTION 7. Consent to Funding Agreement (Youth Fields – Final Phase). The Administrative Agent and each of the Lenders consent to HOFV Newco entering into the Funding Agreement, as referenced in the August, 6, 2021 resolutions of the Board of Directors of Hall of Fame Resort & Entertainment Company, between the Stark County Port Authority and HOFV Newco in the form of Exhibit D annexed hereto (the “Final Phase Funding Agreement”).

SECTION 8. Representations and Warranties.

(a) (i) This Amendment constitutes the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with its terms, (ii) the CFE Ground Lease and the Bond Purchase Agreement constitute the valid and binding obligations of HOFV Newco enforceable against HOFV Newco in accordance with their terms, and (iii) the CFE Leaseback constitutes the valid and binding obligation of CFE Borrower, enforceable against CFE Borrower in accordance with it terms. This Amendment, the CFE Ground Lease, the CFE Leaseback, the Final Phase Funding Agreement, the Bond Purchase Agreement and the Bond issuance to and purchase by HOFV Newco (the “Transaction Documents”) (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action of each Borrower which is a party thereto and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of Governing Documents of any Borrower, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture, agreement or other instrument to which any Borrower is a party or by which any of them or any of their property is or may be bound, including any Contractual Obligation, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or any Contractual Obligation or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Borrower (other than Permitted Liens and Liens created under the Security Documents).

(b) Borrowers agree that all of the representations and warranties made by Borrowers or Guarantor set forth in the Loan Agreement, as modified by this Amendment, and in the other Loan Documents are true and correct in all material respects as of the date of this Amendment unless Administrative Agent has been notified to the contrary prior to the date of this Amendment except (i) for any representation or warranty, that, by its terms, refers to a specific date, or (ii) to the extent that the failure of such representation or warranty to be true and correct, in all material respects, on and as of the date of this Amendment will not have a Material Adverse Effect.

SECTION 9. Electronic Signatures. Transmission of a signature by facsimile or email or in .pdf format shall bind the signing party to the same degree as the delivery of a signed original or electronic signature. This Amendment may be executed by way of electronic signatures (including, but not limited to, by way of electronic signatures generated by “DocuSign,” “Adobe Sign” or similar programs or replacements thereto) and that neither this Amendment, nor any part or provision of this Amendment, shall be challenged or denied any legal effect, validity and/or enforceability solely on the grounds that it is in the form of an electronic record.

SECTION 10. Release. Borrowers acknowledge and agree that they currently possess no Claims (as hereinafter defined) against Administrative Agent or any Lender or Related Parties of Administrative Agent or a Lender (a “Lender Party” and collectively, “Lender Parties”). As a material inducement to Administrative Agent and Lender to enter into this Amendment, Borrowers does hereby absolutely, unconditionally and irrevocably remise, release, acquit, satisfy and forever discharge each Lender Party from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, arguments, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity (collectively, “Claims”), either now accrued or hereafter maturing or whether known or unknown, which Borrowers now have or hereafter can, shall or may have by reason of any manner, cause or thing whatsoever which arises at any time on or prior to the date of this Amendment, with respect to matters arising out of, in connection with or related to (i) the Loan Documents and indebtedness evidenced and secured thereby or (ii) any other agreement or transaction between Borrowers and any Lender Party entered into in connection with the Loan Documents. As used in this Section 10 only, the term “Lender” shall refer to both Lincoln Lender and Heritage Lender.

SECTION 11. No Other Changes; Ratification. Except as specifically amended hereby, the terms, provisions and conditions of the Loan Agreement and the other Loan Documents shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, provisions and conditions of the Loan Agreement and the Loan Documents are hereby ratified and confirmed in all respects.

SECTION 12. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.

SECTION 13. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any conflicts of law principles that would direct the application of the laws of any jurisdiction.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY,
a Delaware corporation
HOF VILLAGE NEWCO, LLC
HOF VILLAGE PARKING, LLC
HOF VILLAGE YOUTH FIELDS, LLC
HOF VILLAGE STADIUM, LLC
HOF VILLAGE LAND, LLC
HOF VILLAGE HOTEL I, LLC
HOF VILLAGE SPORTS BUSINESS, LLC
HOF VILLAGE PARKING MANAGEMENT I, LLC
HOF VILLAGE RESIDENCES I, LLC
HOF VILLAGE CENTER FOR EXCELLENCE, LLC
HOF VILLAGE CENTER FOR PERFORMANCE, LLC
HOF VILLAGE WATERPARK, LLC
HOF VILLAGE HOTEL WP, LLC
HOF EXPERIENCE, LLC
HOF VILLAGE MEDIA GROUP, LLC
HOF VILLAGE RETAIL I, LLC
HOF VILLAGE RETAIL II, LLC
each, a Delaware limited liability company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

[Signatures Continue on Next Page]

AQUARIAN CREDIT FUNDING LLC,
as Administrative Agent

By:	/s/ Rudy Sahay
	Name:	Rudy Sahay
	Title:	Authorized Signatory

INVESTORS HERITAGE LIFE INSURANCE COMPANY, as Lender

	By:	Aquarian Holdings Investment Management LLC, as investment advisor

	By:	/s/ Rudy Sahay
	Name:	Rudy Sahay
	Title:	Authorized Signatory